LOCK-UP AGREEMENT

THIS AGREEMENT is made as of October 4, 2019

BETWEEN:

El Capital Inc., a company organized and existing under the laws of the British Virgin Islands (the “Shareholder”)

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HIGHTIMES HOLDING CORP., a corporation organized and existing under the laws of the State of Delaware, United States (the “Company”).

RECITALS:

A.	The Company proposes issue and sell to the Shareholder, and the Shareholder proposes to purchase and subscribe for, Class A voting common stock in the capital of the Company (“Common Shares”) and warrants to acquire Common Shares pursuant to a Subscription Agreement dated October 4, 2019;

B.	The Shareholder has agreed to have its Subject Securities (as defined below) locked up for a period of time following the closing of subscription for such common shares;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the parties hereto agree as follows:

1.	The Shareholder hereby agrees that it will not for the applicable Lock-up Period, directly or indirectly;

a.	sell, offer, contract or grant any option or right to sell, pledge, transfer, or otherwise dispose of Subject Securities, whether of record or beneficially;

b.	enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Subject Securities, whether any such swap or other agreement or transaction is to be settled by delivery of Subject Securities, in cash or otherwise; or

c.	publicly announce an intention to do any of the foregoing (collectively a “Transfer”).

2.	For purposes of this agreement:

a.	“Closing Date” means the date of closing of the purchase and sale contemplated by the Subscription Agreement, being October 4, 2019;

b.	“Lock-up Period” means the period commencing on the Closing Date and expiring;

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i.	in respect of the first 25% of the Subject Securities, the date that is 185 days following the Closing Date;

ii.	in respect of the second 25% of the Subject Securities, the date that is 365 days following the Closing Date;

iii.	in respect of the third 25% of the Subject Securities, the date that is 547 days following the Closing Date;

iv.	in respect of the balance of the Subject Securities, the date that is 730 days following the Closing Date; and

c.	“Subject Securities” means only those Common Shares to be received by the Shareholder under the Subscription Agreement.

3.	Notwithstanding the restrictions on Transfers of Subject Securities described above, the undersigned may undertake any of the following Transfers of Subject Securities during the applicable Lock-up Period:

a.	by way of pledge or security interest, provided that the pledgee or beneficiary of the security interest agrees in writing with the Company to be bound by this agreement for the remainder of the applicable Lock-up Period;

b.	a Transfer to a spouse, parent, child or grandchild of, or corporations, partnerships, limited liability companies or other entities controlled by, the Shareholder or a trust or account (including RRSP, RESP, RRIF or similar account) existing for the benefit of such person or entity, so long as such person or entity agrees in writing with the Company to be bound by this agreement for the remainder of the applicable Lock-up Period and, in the case of corporations, partnerships, limited liability companies or other entities controlled by, the Shareholder, so long as such entity remains controlled by the Shareholder for the remainder of the applicable Lock-up Period;

c.	any transfer of Subject Securities pursuant to a bona fide third party take-over bid, merger, plan of arrangement or other similar transaction made to all holders of such Subject Securities, involving a change of control of the Company, provided that in the event that the take-over bid, merger, plan of arrangement or other such transaction is not completed, the Subject Securities owned by the undersigned shall remain subject to the restrictions contained in this agreement.

4.	The Shareholder hereby represents and warrants that it has full power and authority to enter into this agreement.

5.	This agreement is irrevocable and will be binding on the Shareholder and its respective successors, assigns, and, if applicable, its heirs and personal representatives, provided however that the undersigned shall not assign this agreement without the prior written consent of Company.

6.	This agreement shall be governed and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. All matters relating hereto shall be submitted to the court of appropriate jurisdiction in the Province of Ontario, Canada, for the purpose of this agreement and for all related proceedings.

7.	This agreement will terminate on the date that the last Lock-up Period expires.

8.	This agreement may be executed in any number of counterparts, each of which when delivered, either in original or facsimile form, shall be deemed to be an original and all of which together shall constitute one and the same document.

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Dated this 4th day of October, 2019

HIGHTIMES HOLDING CORP

Per:	/s/ Adam E. Levin
Name:	Adam E. Levin
Title:	Executive Chairman

Name of Shareholder

El Capital Inc.

/s/ Eric Lazer
Name:	Eric Lazer
Title:	Managing Partner

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SCHEDULE A

Security Ownership

Owner	Number of Purchased Common Shares
EL Capital Inc.	2,415,190

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